Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release
NMH Holdings, Inc. and National Mentor Holdings, Inc.
Announce Concurrent Tender Offers and Consent Solicitations for Outstanding Notes

Boston, MA – January 19, 2011 — NMH Holdings, Inc. (“NMH Holdings”), the indirect parent company of National Mentor Holdings, Inc. (“National Mentor”), announced today that it has commenced a cash tender offer and consent solicitation with respect to all of its outstanding $224,400,924 aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 (the “Toggle Notes”) on the terms and subject to the conditions set forth in NMH Holdings’ Offer to Purchase and Consent Solicitation Statement, dated as of January 19, 2011 (the “NMH Holdings Statement”). National Mentor announced today that it has commenced a cash tender offer and consent solicitation with respect to all of its outstanding $180,000,000 aggregate principal amount of 111/4% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”) on the terms and subject to the conditions set forth in National Mentor’s Offer to Purchase and Consent Solicitation Statement, dated as of January 19, 2011 (the “National Mentor Statement”).

In connection with the tender offers, NMH Holdings is soliciting consents from the holders of the Toggle Notes and National Mentor is soliciting consents from the holders of the Senior Subordinated Notes for certain proposed amendments that would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Toggle Notes and the indenture governing the Senior Subordinated Notes, respectively. The proposed amendments will be set forth in supplemental indentures that are described in more detail in the NMH Holdings Statement and the National Mentor Statement. The supplemental indentures will not be executed unless and until NMH Holdings has received consents from holders of at least seventy-five percent of outstanding principal amount of the Toggle Notes and National Mentor has received consents from holders of a majority of outstanding principal amount of Senior Subordinated Notes (excluding, in each case, notes held by NMH Holdings, National Mentor or any of their affiliates), and the amendments will not become operative unless and until NMH Holdings has purchased the NMH Holdings Notes pursuant to the NMH Holdings Statement and National Mentor has purchased the Senior Subordinated Notes pursuant to the National Mentor Statement, in each case on the early settlement date described below. Holders who tender notes will be deemed to consent to the proposed amendments, and holders who consent will be required to tender their notes.

The tender offers and consent solicitations are subject to customary conditions, including, among others, the receipt of requisite consents to each supplemental indenture and a condition that NMH Holdings and National Mentor receive net proceeds from a proposed refinancing in an amount sufficient to fund all of their obligations under the tender offers and consent solicitations and to repay all of the obligations under National Mentor’s existing senior secured credit facilities and term loan mortgage facility.

Each tender offer will expire at 5:00 p.m., New York City time, on February 16, 2011, unless extended (such date and time, as the same may be extended, the “Expiration Date”) or terminated by NMH Holdings and National Mentor. Each consent solicitation will expire at 5:00 p.m., New York City time, on January 27, 2011, unless extended (such date and time, as the same may be extended, the “Consent Date”).

The total consideration for notes validly tendered before the Consent Date and accepted for payment will be as follows:

•	$1,010 for each $1,000 principal amount of Toggle Notes, which includes a consent payment of $30 per $1,000 principal amount of Toggle Notes, and

•	$1,060 for each $1,000 principal amount of Senior Subordinated Notes, which includes a consent payment of $30 per $1,000 principal amount of Senior Subordinated Notes.

NMH Holdings and National Mentor will pay the applicable total consideration, plus accrued and unpaid interest up to, but not including, the date of payment, on an early settlement date, which is expected to occur promptly after the Consent Date and the satisfaction or waiver of the conditions to the tender offers.

The tender offer consideration for notes validly tendered after the Consent Date but before the Expiration Date and accepted for payment will be as follows:

•	$980 for each $1,000 principal amount of Toggle Notes, and

•	$1,030 for each $1,000 principal amount of Senior Subordinated Notes.

If the notes are accepted for purchase, NMH Holdings and National Mentor will pay the applicable tender offer consideration, plus accrued and unpaid interest up to, but not including, the date of payment, promptly after the Expiration Date.

Notes tendered and related consents may be withdrawn at any time on or prior to the Consent Date. Notes tendered after the Consent Date, but prior to the Expiration Date, may not be withdrawn, except in limited circumstances where withdrawal rights are required by law.

UBS Investment Bank is acting as the dealer manager and D.F. King & Co., Inc. is the information agent and tender agent for the tender offers and consent solicitations. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 549-6746 (toll free) or (212) 269-5550 (collect). Questions regarding each tender offer or consent solicitation may be directed to UBS Investment Bank at (888) 719-4210 (toll free) or (203) 719-4210 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offers and consent solicitations are only being made pursuant to the terms of NMH Holdings Statement and the National Mentor Statement, as applicable. The tender offers and consent solicitations are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of NMH Holdings, National Mentor, the dealer manager and solicitation agent, the information and tender agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their notes in the tender offers or deliver their consent to the proposed amendments.

About NMH Holdings, Inc. and National Mentor Holdings, Inc.

National Mentor, which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses, and to youth with emotional, behavior and medically complex challenges. The MENTOR Network’s customized services offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 36 states.

Contact:

Dwight Robson

National Mentor Holdings, Inc.

(617) 790-4293